                                                                Exhibit 23(d)(5)


                      WAIVER AND REIMBURSEMENT AGREEMENT


     Agreement ("Agreement") dated as of the 1st day of March, 2000 by and among The Commerce Funds ("Commerce"), a Delaware business trust and a registered investment company under the Investment Company Act of 1940, as amended and Commerce Bank, N.A. (the "Adviser"), a nationally-chartered bank that serves as an investment adviser to each portfolio of Commerce pursuant to the Advisory Agreement between the Adviser and Commerce dated as of December 31, 1994, as amended.


                                  BACKGROUND

     The parties to this Agreement wish to provide for an undertaking by the Adviser to limit investment advisory or other fees or reimburse expenses of each of the portfolios of Commerce set forth on Exhibits A and B hereto in order to improve the performance of each such portfolio.

                                   AGREEMENT

     THEREFORE, in consideration of the foregoing, the parties intending to be legally bound hereby, agree as follows:

     1. The Adviser shall, from the date of this Agreement until October 31, 2000, waive all or a portion of its investment advisory fees and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the portfolios of Commerce set forth on Exhibit A hereto shall not exceed the amounts set forth on Exhibit A.

     2. The Adviser shall, from the date of this Agreement until October 31, 2000, waive all or a portion of its investment advisory fees so that after such waiver the maximum investment advisory fee that the Adviser shall be entitled to receive for the portfolio of Commerce set forth on Exhibit B hereto shall not exceed the amount set forth on Exhibit B.

     3. The Adviser acknowledges and agrees that it shall not be entitled to collect on or make a claim for waived fees or reimbursed expenses that are the subject of this Agreement at any time in the future.

     4. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to its conflict of law provisions. This Agreement may be signed in counterparts.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THE COMMERCE FUNDS                           COMMERCE BANK, N.A.


By:  /s/ Larry E. Franklin                   By:  /s/ Larry E. Franklin
     ---------------------                        ---------------------
     Name:  Larry E. Franklin                     Name:  Larry E. Franklin
     Title:                                       Title:  Vice President

                                                                       Exhibit A


                               The Commerce Funds
                               ------------------


Name of Portfolio                                       Total Annual Operating Expenses
-----------------                                       -------------------------------

                                                   Institutional Shares           Service Shares
                                                   --------------------           --------------
Balanced Fund                                            0.98%                       1.23%

National Tax-Free Intermediate Bond Fund                 0.70%                        N/A

Missouri Tax-Free Intermediate Bond Fund                 0.65%                        N/A

Short-Term Government Fund                               0.68%                       0.93%

                                                                       Exhibit B



                              The Commerce Funds
                              ------------------


Name of Portfolio                              Fee After Waiver
-----------------                              ----------------

International Equity Fund                            0.39%